Exhibit 10.3

EXECUTIVE SEVERANCE POLICY

Effective July 31, 2023

PURPOSE

This policy is intended to provide eligible executives with certain severance pay in the event of termination of employment under certain circumstances as described in this policy.

RESPONSIBILITY

This policy is administered, and interpreted, by the Chief Legal Officer and the Chief Human Resources Officer of Oshkosh Corporation (the Company). All determinations of the administrators are final and binding.

ELIGIBILITY

The Human Resources Committee of the Board of Directors of the Company (the Committee) will determine the executives who are eligible to receive payments under this policy (each such executive, while eligible to receive payments under this policy, an Eligible Executive). The Committee may in its discretion determine that any executive is no longer eligible to receive payments under this policy and therefore is no longer an Eligible Executive. Eligible Executives who are terminated for Cause, as defined in this policy and determined by the Company in its sole discretion, will not receive any payments under this policy.

POLICY

Not an Employment Agreement. This policy is not an employment agreement and shall not change the employment relationship between the Company and any Eligible Executive. Except as expressly provided herein, this policy shall not amend or alter the terms of, or limit the benefits to any Eligible Executive under, any existing or future employment, transition, change of control or other agreement between the Eligible Executive and the Company. Anything in this policy to the contrary notwithstanding and subject to any existing or future employment or other agreement between the Company and the Eligible Executive, (a) an Eligible Executive may terminate the Eligible Executive’s employment with the Company at any time and for any reason and (b) the Company may terminate the Eligible Executive’s employment with the Company at any time and for any reason.

Accrued Amounts and Benefits. Upon an Eligible Executive’s termination of employment with the Company for any reason, the Company will pay or provide to the Eligible Executive their accrued but unpaid base salary through the date of such Eligible Executive’s Separation from Service (as that term is defined in the Eligible Executive’s Key Executive Employment and Severance Agreement), plus all benefits as may be accrued and unpaid under any benefits arrangements of the Company, which shall be paid or provided in accordance with the terms of such benefits arrangements. All benefits offered by the Company will cease as of the Eligible Executive’s Separation from Service, subject to the terms of such benefit plans. Whether the Eligible Executive forfeits equity compensation benefits will be determined in accordance with the terms of plans and agreements applicable to such equity compensation benefits rather than this policy.

Termination Without Cause or For Good Reason. If an Eligible Executive’s employment with the Company is terminated by the Company without Cause (and for reasons other than death or disability) or by the Eligible Executive for Good Reason (as defined below), then, in addition to the accrued amounts described above, and provided that (A) the Eligible Executive timely signs a severance agreement (Severance Agreement) in the form presented by the Company that includes a release of claims (a Release) and does not revoke the Release as provided therein, (B) the Eligible Executive returns to the Company all Company property as of the date of the Eligible Executive’s Separation from Service, and (C) if the Eligible Executive is notified in advance of the Eligible Executive’s termination without Cause, the Eligible Executive cooperates with the Company’s reasonable requests to transition the Eligible Executive’s duties through the last day of the Eligible Executive’s employment, the Company shall pay to the Eligible Executive the following:

Cash severance. A single sum following the date of the Eligible Executive’s Separation from Service in an amount equal to the Eligible Executive’s Annual Cash Compensation (as defined below); and

Prior year bonus. If the Eligible Executive will not receive an annual cash bonus with respect to the fiscal year prior to the year in which such termination occurs under the annual bonus plan in effect for that prior fiscal year solely as a result of the Eligible Executive’s termination, a bonus payment for the prior fiscal year in an amount equal to the annual cash bonus (if any) that the Eligible Executive would have received (based on actual achievement of performance goals, but determined without regard to any negative adjustments) had they remained employed through the date required to be eligible for payment of the prior year bonus, payable at the same time that the bonus would have been paid had the Eligible Executive remained in employment; and

Pro rata bonus. If the Eligible Executive will not receive an annual cash bonus with respect to the fiscal year in which such termination occurs under the annual bonus plan in effect as of the date of the Eligible Executive’s Separation from Service solely as a result of the Eligible Executive’s termination, a pro rata bonus payment for the fiscal year in which the termination occurs in an amount equal to the annual cash bonus (if any) that the Eligible Executive would have received (based on actual achievement of performance goals, but determined without regard to any discretionary negative adjustments) had they remained employed through the entire fiscal year multiplied by a fraction representing the portion of the fiscal year through the Separation Date during which the Eligible Executive was employed with the Company, payable at the same time that the bonus would have been paid had the Eligible Executive remained in employment; and

COBRA subsidy. To the extent the Eligible Executive participates in the Company’s benefit plans and is eligible for COBRA (group health continuation benefits), a cash payment in an amount reasonably determined by the Company to be equivalent to the portion of the monthly premiums that the Company would pay for such benefits for the Eligible Executive as an active employee, multiplied by twelve.

Timing of payment. Unless the six-month delay, as described below, applies, the Company will pay the cash severance and COBRA subsidy amount as soon as practicable after the Release becomes effective and in all events within 2½ months after the date of the Eligible Executive’s Separation from Service. In no event will any payment described herein be paid or provided earlier than the first date that the Company may make such payment without causing an additional tax to be imposed under Section 409A of the Internal Revenue Code and the regulations thereunder (Section 409A).

Cooperation. The Severance Agreement may include an obligation by the Eligible Executive, for no additional consideration than that provided by this policy, to make themselves available to consult with, otherwise assist or provide general advice to the then Chief Executive Officer of the Company as the Chief Executive Officer may reasonably request, consistent with the Eligible Executive's other commitments (which may include full-time employment), during the one-year period after the date of the Eligible Executive’s Separation from Service. In no event shall the Eligible Executive be obligated to provide such services to an extent that would involve a material amount of their time in the aggregate. The Severance Agreement may also provide that, during such one-year period and thereafter, the Eligible Executive will also cooperate fully with the Company in any investigation, negotiation, litigation or other action arising out of transactions or other matters in which they were involved or of which they had knowledge during their employment with the Company. In the event such a matter arises, the Company will pay the Eligible Executive a reasonable per diem amount for the time that they must devote to such cooperation, which the Company and the Eligible Executive will negotiate in good faith, and fully reimburse the Eligible Executive for any reasonable expenses incurred by them in the course of their cooperation.

MISCELLANEOUS

Withholding. All payments under this policy shall be subject to withholding or deduction by reason of the Federal Insurance Contributions Act, the federal income tax and state or local income tax and similar laws, to the extent such laws apply to such payments.

Six-Month Delay. Notwithstanding any contrary provision of this policy, to extent an Eligible Executive would otherwise be entitled to any payment described in this policy, or other payment or benefit under any plan or arrangement of the Company or its affiliates, that constitutes “deferred compensation” subject to Section 409A and that, if paid during the six months following the Eligible Executive’s Separation from Service, would be subject to additional tax under Section 409A because the Eligible Executive is a “specified employee” (within the meaning of Section 409A as determined by the Company), such payment or benefit shall not be made until the first day of the seventh month following the Separation from Service for reasons other than death. No interest shall be payable on payments that are delayed to comply with Section 409A.

Severability. This policy is to be governed by and construed according to the laws of the State of Wisconsin, without reference to conflict of law principles thereof. If any provision of this policy shall be held invalid and unenforceable for any reason whatsoever, such provision shall be deemed deleted and the remainder of the policy shall be valid and enforceable without such provision.

Entire Understanding. This policy contains the entire understanding with respect to the subject matter hereof, except for the following additional agreements between the Company and an Eligible Executive:

(i)
A Key Executive Employment and Severance Agreement (the KEESA); and
(ii)
Any stock option, restricted stock or other award agreement under the Company’s stock and incentive plans.

Anything in this policy to the contrary notwithstanding, if there is a Change in Control of the Company (as defined in the KEESA with respect to an Eligible Executive) at a time that a KEESA is in effect with respect to an Eligible Executive, then the rights and obligations of the Company and the Eligible Executive in respect of the Eligible Executive’s employment shall be determined in accordance with the KEESA rather than under this policy. Nothing contained in this policy shall be deemed to supersede any of the obligations, agreements, provisions or covenants of the Company or the Eligible Executive contained in the KEESA.

Amendment and Termination. This policy may be modified, amended, or terminated at any time by the Committee.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 409A

The Company intends the terms of this policy to be in compliance with Section 409A. The Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit, including but not limited to consequences related to Section 409A. To the maximum extent permissible, any ambiguous terms of this policy shall be interpreted in a manner that avoids a violation of Section 409A. To avoid an additional tax on payments that may be payable under this policy and that constitute deferred compensation that is not exempt from Section 409A, if an Eligible Executive believes that a payment is due hereunder and has not been timely made or provided by the Company, then the Eligible Executive must make a reasonable, good faith effort to collect any payment to which the Eligible Executive believes the Eligible Executive is entitled hereunder no later than 90 days after the latest date upon which the payment could have been made under this policy, and if the payment is not paid or provided, then the Eligible Executive must take further enforcement measures within 180 days after such latest date.

REFERENCES

Key Executive Employment and Severance Agreement (KEESA)

Incentive Stock and Awards Plan

DEFINITIONS

“Annual Cash Compensation” means the sum of (1) the product of the Eligible Executive’s monthly base salary in effect immediately prior to the date of such Eligible Executive’s Separation from Service multiplied by twelve (12) (the Base Salary Amount), plus (2) the Eligible Executive’s target annual bonus amount with respect to the fiscal year in which termination occurs under the Company’s annual bonus plan then in effect (or if such target annual bonus amount has not yet been established for such year, the target bonus percentage in effect for the prior year multiplied by the Base Salary Amount). Notwithstanding the foregoing, if an Eligible Executive is terminating employment for Good Reason due to a material reduction in the Executive’s base salary, then for purposes of determining the Base Salary Amount, the Eligible Executive’s monthly base salary prior to reduction shall be used.

“Cause” means any of the following as determined by the Chief Legal Officer of the Company: (A) theft, dishonesty, fraudulent misconduct, unauthorized disclosure of trade secrets, gross dereliction of duty or other grave misconduct on the part of the Eligible Executive that is or is reasonably expected to be substantially injurious to the Company or any affiliate thereof; (B) the Eligible Executive’s willful act or omission, whether or not in the course of the Eligible Executive’s employment, that they knew or should reasonably have known would have the effect of materially injuring the reputation, business or prospects of the Company or any affiliate thereof, regardless of whether such act or omission has become public; (C) the Eligible Executive’s conviction of a felony, as evidenced by a binding and final judgment, order or decree of a court of competent jurisdiction; (D) the Eligible Executive’s consent to an order of the Securities and Exchange Commission for the Eligible Executive’s violation of the federal securities laws; (E) the Eligible Executive’s repeated and demonstrated failure to perform material duties in a competent and efficient manner which failure is not due to illness or disability of the Eligible Executive; (F) a petition under the federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver was appointed by a court for the property of, the Eligible Executive; (G) the Eligible Executive’s failure to file timely (including extensions) federal or state income tax returns that the Eligible Executive or their spouse is required by law to file (such as personal returns and returns for trusts or entities of which the Eligible Executive or their spouse is trustee, controlling or general partner or member, or managing member) and to pay related taxes; (H) the occurrence of improprieties involving the financial statements of the Company in which the Eligible Executive was directly or indirectly involved in committing the impropriety; (I) the Eligible Executive’s commission of any material violation of codes of conduct of the Company applicable to the Eligible Executive; or (J) the Eligible Executive’s material breach of their obligations under the Eligible Executive’s Loyalty Agreement with the Company or a subsidiary.

“Good Reason” means any of the following: (A) material reduction in the Eligible Executive’s base salary except if there is a general reduction of base salaries of executive officers of the Company and the Eligible Executive’s base salary is subject to reduction (and restoration to the original amount, if applicable) on the same basis and terms that apply to other executives of the Company, (B) a material adverse change, without the Eligible Executive’s prior written consent, in an Eligible Executive’s working conditions or status with the Company, or (C) the Company requiring an Eligible Executive, without the Eligible Executive’s prior written consent, to change their principal place of employment to a location that is more than 50 miles from the Eligible Executive’s then-current principal place of employment unless such new location is no farther from the Eligible Executive’s then-current residence than the immediately prior location. For purposes of clause (C), an Executive’s remote work location shall be considered the Eligible Executive’s “then-current principal place of employment” if the Company has approved such remote work location as the Eligible Executive’s principal place of employment. Good Reason shall not be deemed to exist unless (1) the Eligible Executive provides written notice to the Chief Executive Officer of the Company of the existence of the circumstance constituting Good Reason within 45 days after such circumstance first arises and (2) the Company fails to remedy such circumstance within 30 days after receipt of such notice. Notice to the Chief Executive Officer must be delivered to the Chief Executive Officer’s email address, or hand-delivered to the Chief Executive Officer’s office, or sent by mail to the Company’s global headquarters, addressed to the Chief Executive Officer. The Eligible Executive’s termination as a result of Good Reason shall automatically occur on the 31st day following the receipt by the Company of the written notice of termination from the Eligible Executive unless the Company has cured the circumstance during the 30-day cure period. If the Company cures the circumstance during the 30-day cure period, then the Eligible Executive’s notice of Good Reason shall be deemed withdrawn.

CONTACTS

Ignacio Cortina, Chief Legal Officer

Emma McTague, Chief Human Resources Officer